Exhibit 99.1

News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Margaret Nollen	Paul Wardour
Vice President — Investor Relations	Director of Marketing
(301) 841-2839	(301) 841-2745
mnollen@capitalsource.com	pwardour@capitalsource.com
CAPITALSOURCE ANNOUNCES $400 MILLION INCREASE
IN COMMITTED FUNDING
CHEVY CHASE, Md., August 3, 2006 — CapitalSource Inc. (NYSE: CSE) announced today an increase of $400 million to one of its secured credit facilities, bringing the total committed funding in that facility to $900 million. Swiss Re Financial Products Corporation provided the additional commitment through a commercial paper conduit. Citigroup Global Markets Realty Corp. is acting as administrative agent for the facility. These funds will primarily be used to fund the Company’s anticipated growth in real estate and real estate-related assets.
As of July 28, 2006, CapitalSource had eight credit facilities with 19 financial institutions and a total capacity of $5.2 billion, comprising $4.6 billion in secured facilities and $0.6 billion in unsecured facilities.
“We are pleased to announce this further increase in our real estate funding capability,” said Thomas A. Fink, Chief Financial Officer of CapitalSource. “The addition of Swiss Re increases our financial flexibility and continues the expansion and diversification of our funding sources.”

About CapitalSource
CapitalSource is a specialized commercial finance company operating as a REIT and offering first mortgage, asset-based, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending businesses: Structured Finance, Healthcare and Specialty Finance and Corporate Finance. By offering a broad array of financial products, we had outstanding $9.6 billion in loan commitments as of March 31, 2006. Headquartered in Chevy Chase, MD, we have a national network of offices across the country. As of March 31, 2006, we had 548 employees. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio. For more information, visit www.capitalsource.com or call toll free at (866) 876-8723.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.

2